Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2021 Financial Results

SOUTH SAN FRANCISCO, Calif. – May 11, 2021 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2021.

“Our oncology and inflammation programs continue to make excellent progress,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “We recently reported preclinical data at the AACR Annual Meeting that show anti-tumor potential of targeting and inhibiting CCR4 in combination with CAR-T therapy, as well as the promise of exciting next-generation immuno-oncology targets, such as HPK1. In March, we completed enrollment in our Phase 1b trial of RPT193, our lead inflammatory disease drug candidate, in patients with atopic dermatitis. We look forward to reporting top line results this quarter.”

Financial Results for the First Quarter Ended March 31, 2021

Net loss for the first quarter of 2021 was $16.5 million, compared to $13.1 million for the first quarter of 2020.

Research and development expenses for the first quarter of 2021 were $13.8 million, compared to $10.7 million for the same period in 2020. This increase was primarily due to increased clinical trial costs for FLX475 and RPT193, increased personnel costs and stock-based compensation expense and an increase in facilities costs, offset by a decrease in laboratory supplies spend.

General and administrative expenses for the first quarter of 2021 were $4.0 million, compared to $3.3 million for the same period of 2020. The increase was primarily due to increases in stock-based compensation expense, insurance expense and personnel costs.

As of March 31, 2021, the Company had cash and cash equivalents and marketable securities of $98.4 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the progress of RAPT’s oncology and inflammation programs and the timing of top line results from the Phase 1b trial of RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-Q filed with the Securities and Exchange Commission on May 11, 2021 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$1,222	$935
Operating expenses:
Research and development	13,771	10,683
General and administrative	4,012	3,289

Total operating expenses	17,783	13,972

Loss from operations	(16,561)	(13,037)
Other income, net	47	135

Net loss before taxes	(16,514)	(12,902)
Provision for income taxes	—	237

Net loss	$(16,514)	$(13,139)
Other comprehensive income (loss):
Foreign currency translation adjustment	38	204
Unrealized loss on marketable securities	(50)	(217)

Total comprehensive loss	$(16,526)	$(13,152)

Net loss per share, basic and diluted	$(0.66)	$(0.56)

Weighted average number of shares used in computing net loss per share, basic and diluted	24,844,946	23,266,063

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2021	December 31, 2020
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$24,720	$24,918
Marketable securities	73,686	86,592
Prepaid expenses and other current assets	4,200	4,088

Total current assets	102,606	115,598
Property and equipment, net	2,929	2,982
Other assets	389	389

Total assets	$105,924	$118,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,131	$2,383
Accrued expenses	4,539	4,935
Deferred revenue, current	3,135	4,096
Other current liabilities	338	328

Total current liabilities	11,143	11,742
Deferred rent, net of current portion	2,157	2,185
Deferred revenue, non-current	983	863

Total liabilities	14,283	14,790

Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	323,184	319,196
Accumulated other comprehensive loss	(189)	(177)
Accumulated deficit	(231,356)	(214,842)

Total stockholders’ equity	91,641	104,179

Total liabilities and stockholders’ equity	$105,924	$118,969

(1)

The condensed consolidated balance sheet for December 31, 2020 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020